EXHIBIT NO. 99-C
KAMINE/BESICORP GLENCARTHAGE PARTNERSHIP

Financial Statements

December 31, 1996 and 1995

(With Independent Auditors' Report Thereon)


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Independent Auditors' Report

The Partners
Kamine/Besicorp GlenCarthage Partnership:

We have audited the accompanying balance sheets of Kamine/Besicorp GlenCarthage Partnership as of December 31, 1996 and 1995, and the related statements of operations, partners' deficiency, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the general partners. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kamine/Besicorp GlenCarthage Partnership as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



February 21, 1997

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                    KAMINE/BESICORP GLENCARTHAGE PARTNERSHIP
                                 Balance Sheets
                           December 31, 1996 and 1995

                                                                     1996           1995
                            Assets


 Cash                                                            $     1,450          3,376
 Accounts receivable - Cogeneration Projects (notes 4 and 6)         716.988        661,863
                                                                  ----------     ----------

     Total assets                                                $   718,438        665,239
                                                                  ----------     ----------
                                                                  ----------     ----------
     Liabilities and Partners' Deficiency
Current liabilities:
 Current portion of loans payable - Cogeneration Projects
 (note 3)                                                            252,085        222,487
 Amounts due to related parties (note 7)                             128,101        134,110
 Accrued expenses                                                    196,968        111,857
                                                                  ----------     ----------
     Total current liabilities                                       577,154        468,454

Loans payable - Cogeneration Projects, net of current portion
 (note 3)                                                          4,651,749      4,903,834
                                                                  ----------     ----------
     Total liabilities                                             5,228,903      5,372,288
Partners' deficiency (note 2)                                     (4,510,465)    (4,707,049)
                                                                  ----------     ----------
     Total liabilities and partners' deficiency                  $   718,438        665,239
                                                                  ----------     ----------
                                                                  ----------     ----------
See accompanying notes to financial statements


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                    KAMINE/BESICORP GLENCARTHAGE PARTNERSHIP
                            Statements of Operations
                  Years ended December 31, 1996, 1995 and 1994


                                                     1996        1995         1994


Revenue:
 Contract rights (note 4)                         $2,087,993   3,794,672    1,911,830
 Developers' cash flow fees (note 6)                 928,680     320,534       63,256
                                                   ---------   ---------    ---------
                                                   3,016,673   4,115,206    1,975,086
                                                   ---------   ---------    ---------
Operating expenses:
 Interest expense                                    518,446     545,691      588,820
 Amortization of financing costs                          --          --       43,665
 Cash flow fees (note 6)                             928,680     320,534       63,256
 Other                                                 7,425       5,700        7,570
                                                   ---------   ---------    ---------
     Total operating expenses                      1,454,551     871,925      703,311
                                                   ---------   ---------    ---------
     Income from operations                        1,562,122   3,243,281    1,271,775
                                                   ---------   ---------    ---------
Other income (expense):
 Interest income                                          --         673        9,063
 Other expense (note 8)                                   --          --     (425,000)
                                                   ---------   ---------    ---------
                                                          --         673     (415,937)
                                                   ---------   ---------    ---------
     Income before extraordinary item              1,562,122   3,243,954      855,838
Extraordinary item (note 3)                               --          --     (968,745)
                                                   ---------   ---------    ---------
     Net income (loss)                            $1,562,122   3,243,954     (112,907)
                                                   ---------   ---------    ---------
                                                   ---------   ---------    ---------
See accompanying notes to financial statements.


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                    KAMINE/BESICORP GLENCARTHAGE PARTNERSHIP
                       Statements of Partners' Deficiency
                  Years ended December 31, 1996, 1995 and 1994

                                                      1996         1995           1994


Partners' deficiency at beginning of year         $(4,707,049)  (4,572,788)    (2,764,835)
Partners' contributions                                 5,000           --             --
Partners' distributions (note 2)                   (1,370,538)  (3,378,215)    (1,695,046)
Net income (loss) (note 2)                          1,562,122    3,243,954       (112,907)
                                                   ----------   ----------     ----------

Partners' deficiency at end of year               $(4,510,465)  (4,707,049)    (4,572,788)
                                                   ----------   ----------     ----------
                                                   ----------   ----------     ----------
See accompanying notes to financial statements.


                    KAMINE/BESICORP GLENCARTHAGE PARTNERSHIP
                            Statements of Cash Flows
                  Years ended December 31, 1996, 1995 and 1994

                                                               1996        1995           1994

Cash flows from operating activities:
 Net income (loss)                                         $ 1,562,122   3,243,954       (112,907)
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
     Amortization and write-off of deferred
       financing costs                                              --          --        352,410
     Changes in operating assets and liabilities:
       (Increase) decrease in accounts receivable              (55,125)    185,945        358,655
       Decrease in escrow funds                                     --     115,810        117,554
       (Decrease) increase in amounts due to related
          parties                                               (6,009)    (43,379)       177,489
       Increase (decrease) in accrued expenses                  85,111      23,317        (26,560)
                                                            ----------  ----------     ----------
          Net cash provided by operating activities          1,586,099   3,525,647        866,641
                                                            ----------  ----------     ----------
Cash flows from financing activities:
 Payments on long-term loan payable                           (222,487)   (149,625)    (4,448,044)
 Proceeds from loans payable - Cogeneration Projects                --          --      5,275,946
 Distribution to partners, net of contributions             (1,365,538) (3,378,215)    (1,695,046)
                                                            ----------  ----------     ----------
     Net cash used in financing activities                  (1,588,025) (3,527,840)      (867,144)
                                                            ----------  ----------     ----------
     Decrease in cash                                           (1,926)     (2,193)          (503)
Cash at beginning of year                                        3,376       5,569          6,072
                                                            ----------  ----------     ----------
Cash at end of year                                        $     1,450       3,376          5,569
                                                            ----------  ----------     ----------
                                                            ----------  ----------     ----------
Cash paid during year for interest                         $   524,455     411,581        667,443
                                                            ----------  ----------     ----------
                                                            ----------  ----------     ----------
See accompanying notes to financial statements.



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                    KAMINE/BESICORP GLENCARTHAGE PARTNERSHIP
                         Notes to Financial Statements
                           December 31, 1996 and 1995


(1)   Organization and Summary of Significant Accounting Policies

      Organization

      Kamine/Besicorp GlenCarthage Partnership (the Partnership) is a New York general partnership formed on October 30, 1990. The Partnership was organized to enter into a loan agreement (the Loan Agreement) between the Partnership and NNW, Inc. (formerly Nova Northwest, Inc.).

      The partners of the Partnership are Kamine Development Corp. (KDC) and Beta Nova Inc. (a subsidiary of Besicorp Group Inc.), each of which holds a 50% interest in the Partnership. On May 3, 1995, KDC assigned the economic rights of its interest in the Partnership to a trust with Chemical Bank as trustee.

      Summary of Significant Accounting Policies

      Deferred Financing Costs

      All costs associated with the Loan Agreement were deferred over the life of the loan and amortized on a straight-line basis. The remaining balance of these deferred costs at December 22, 1994 was charged to operations (see note
3).

      Income Taxes

      Income taxes have not been provided since the Partnership is not a taxable entity. The partners report their respective share of the Partnership's income or loss on their individual income tax returns.

      Financial Instruments

      Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. The carrying amounts of accounts receivable, amounts due to related parties and accrued expenses approximate fair value due to the short-term maturity of such instruments. Management believes that the carrying amount of loans payable approximates fair value based on rates that would be offered to the Partnership for debt with similar maturities and characteristics.

      Use of Estimates

      In conformity with generally accepted accounting principles, management of the Partnership makes estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities in preparing the accompanying financial statements. Actual results could differ from those estimates.

      Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

(2)   Allocation of Income, Losses and Cash Distributions

      A separate capital account has been established for each partner. Each such account is (a) increased by the amount of such partner's capital contributions, any profits and items of income and gain allocated to such partner, any increase in such partner's share of the liabilities of the Partnership and the amount of partnership liabilities assumed by the partners; and (b) decreased by the amount of cash and the fair market value of any partnership assets distributed to such partner, the amount of losses allocated to such partner, any decrease in such partner's share of the liabilities of the Partnership and the amount of any partner liabilities assumed by the Partnership.

      Profits and losses for any year or portion of such year are allocated among the partners in proportion to their percentage ownership interests.

      Excess cash received by the Partnership is distributed to the partners in accordance with their percentage ownership interests.

(3)   Loans Payable

      On October 1, 1990, the partners, doing business as the Partnership, entered into the loan Agreement with NNW, Inc. pursuant to which $5,000,000 was borrowed from NNW, Inc.

      The general partners of the Carthage and South Glens Falls cogeneration projects (the Cogeneration Projects) guaranteed the Loan Agreement by pledging their ownership interests in the Cogeneration Projects, to the extent permitted under the respective limited partnerships' participation agreements, as well as pledging their cash flow from such ownership in the event that the cash flow development fees were insufficient to cover the loan requirements.

      In addition, 8.5% of the operating cash flows from each of the Cogeneration Projects has been contributed to the Partnership and is to be paid to NNW, Inc. over the life of the Cogeneration Projects as partial consideration for the loan, regardless of the timing of final payment of the loan.

      On December 22, 1994, the Partnership obtained loans aggregating $5,275,946 from the Cogeneration Projects. These loans are payable in quarterly installments over 12 years and carried an interest rate based on either the Commercial Paper Rate or the annual yield on ten-year U.S. Treasury obligations, as defined, plus 4.5%. The interest rate was fixed on December 1, 1995 at 10.21% based on the ten-year U.S. Treasury rate plus 4.5% at that time. The loan proceeds were used to repay the outstanding loan with NNW, Inc., including prepayment premiums. In connection with the repayment of the debt to NNW, Inc., the unamortized deferred financing costs and a prepayment penalty related to the early retirement of debt were expensed and recorded as an extraordinary item in the December 31, 1994 statement of operations.

(3),  Continued

      The total amounts of loans payable - Cogeneration Projects due during each of the next five years are as follows:


Year ending December 31:

     1997                           $  252,085
     1998                              285,270
     1999                              323,099
     2000                              365,992
     2001                              414,267
                                     ---------
                                     ---------



(4)   Contract Rights

      The general partners have pledged their cash flow development fee rights (contract rights) from the Cogeneration Projects to repay the loan. The contract rights are earned by the partners when the Cogeneration Projects have generated sufficient cash to make the required payment. The revenues earned from the Cogeneration Projects for the years ended December 31, 1996, 1995 and 1994 amounted to $2,087,993, $3,794,672 and $1,911,830, respectively. As of December 31, 1996 and 1995, the Partnership has a receivable with respect to contract rights of $524,020 and $542,781, respectively, from the Cogeneration Projects.

(5)   Business and Operating Matters

      The Partnership was organized to enter into the Loan Agreement with NNW, Inc., which was to be repaid from cash flows of the Cogeneration Projects. The loan was repaid in advance of its maturity and replaced by loans from the Cogeneration Projects. The continued operations of the Partnership are dependent upon the Cogeneration Projects generating sufficient cash flows in order to be able to pay the Partnership's obligations. At December 31, 1996, the Partnership has a substantial excess of liabilities over assets. Management anticipates that sufficient cash flows will be available from the Cogeneration Projects to pay the Partnership's obligations.

(6)   Developers' Cash Flow

      The general partners have acquired an 8.5% cash flow fee from operations in addition to their cash flow development fee rights in the Cogeneration Projects. The general partners have assigned these fees to the Partnership, which are being paid to NNW, Inc. as additional consideration for the loan. These cash flow fees will be received over the life of the

(6),  Continued

projects. The revenues earned from the Cogeneration Projects and fees paid to NNW, Inc. for the years ended December 31, 1996, 1995 and 1994 were $928,680, $320,534 and $63,256, respectively. At December 31, 1996 and 1995, the Partnership has outstanding receivables with respect to cash flow fees of $192,968, and $119,082, respectively, from the Cogeneration Projects.

(7)   Amounts Due to Related Parties

      Amounts due to related parties at December 31, 1996 and 1995 consist of accrued interest on loans from the Cogeneration Projects.

(8)   Other Expense

      In 1994, the Partnership paid NNW, Inc. $425,000. This payment represents 8.5% of a special distribution made to the limited partners of the Cogeneration Projects in connection with the sale of the Cogeneration Projects' facilities.